As filed with the Securities and Exchange Commission on January 10, 2014.
Registration No. ________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0933072
(State of Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive Lake Forest, California 92630 (949) 399-4500	W. Brian Olson President and Chief Executive Officer Quantum Fuel Systems Technologies Worldwide, Inc. 25242 Arctic Ocean Drive Lake Forest, California 92630 (949) 399-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1),(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (6)
Common stock, $0.02 par value per share, underlying warrants	1,164,441	$7.68(3)	$8,942,906.88(3)
Common stock, $0.02 par value per share, underlying warrants	134,998	$8.48(4)	$1,144,783.04(4)
Common stock, $0.02 par value per share, underlying warrants	48,274	$7.68(5)	$370,744.32(5)
Total	1,347,713		$10,458,434.24	$1,347.05

(1)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	All of the shares of common stock offered hereby are for the account of the selling security holders.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based upon the average of the high and low prices as reported on the Nasdaq Capital Market on January 9, 2014.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based upon the current exercise price of the warrants.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based upon the average of the high and low prices as reported on the Nasdaq Capital Market on January 9, 2014.

(6)
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the registrant is offsetting $292.38 against the amount of the registration fee payable with respect to this registration statement. The offsetting amount was originally paid by the registrant in connection with the registration statement filed by the registrant on October 28, 2013 (File No. 333-191929) and withdrawn on December 23, 2013.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, January 10, 2014
PROSPECTUS
1,347,713 Shares
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
Common Stock
This prospectus relates to the resale by the selling security holders named herein of up to 1,347,713 shares of our common stock issuable upon the exercise of warrants, of which (i) 1,164,441 were issued in a private placement transaction that we completed in three tranches on June 22, 2012, June 28, 2012 and July 25, 2012, (ii) 134,998 were issued in a private placement transaction we completed on November 2, 2011, and (iii) 48,274 were issued in a private placement transaction we completed on October 27, 2006. We are not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering. If any of the warrants are exercised (excluding warrants exercised on a cashless basis, if applicable), we will receive the exercise price of the warrants. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.
Our common stock is quoted on The Nasdaq Capital Market under the symbol “QTWW.” The last reported sale price of our common stock on January 9, 2014 was $7.52 per share.
The shares included in this prospectus may be sold by the selling security holders from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may engage brokers or dealers who may receive commissions or discounts from the selling security holders. Any broker-dealer acquiring the common stock from the selling security holders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See “Plan of Distribution” beginning on page 9.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ALL OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THIS PROSPECTUS.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS , 2014.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
All statements included in this prospectus and the documents incorporated herein by reference, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Examples of forward-looking statements made herein and in the documents incorporated by reference herein include, but are not limited to, statements regarding:

•	our belief that total revenues in 2014 will exceed total revenues in 2013 by 100%;

•	our belief that our liquidity is sufficient to cover our existing operations and obligations through at least September 30, 2014;

•	the estimated net proceeds we may receive upon the exercise of warrants for cash;

•	our expected use of proceeds we may receive upon the exercise of warrants for cash;

•	our belief that we will be able to raise additional capital, if necessary, to repay debt, fund our future operations and to support our manufacturing expansion plans;

•	our expectation of additional product revenue from the sale of our recently introduced CNG tank technology;

•	our belief that our current operating plan and business strategy will allow us to achieve profitability;

•
our expectation that we will realize improvement in our gross margins as we anticipate increased shipments of our CNG tanks incorporating lower material costs and improvements in manufacturing efficiencies;

•	our plan to expand our annual tank production capacity to 12,000 units and our expected timing thereof;

•	our expectations of the level of growth in the natural gas, hybrid, plug-in hybrid and fuel cell and alternative fuel industries;

•
our intention to focus our product development efforts on expanding our CNG storage and fuel systems product offering and advancing our CNG storage and fuel system solutions technologies to further improve performance, weight, and cost;

•	our expectation that the U.S., state and local governments will continue to support the advancement of alternative fuel and renewable energy technologies through loans, grants and tax credits;

•	our belief that the price of natural gas will stay relatively low for the foreseeable future, which we expect will continue to drive demand for our CNG tanks and fuel systems;

•	our belief that natural gas is the most cost-effective fuel available on the market today;

•	our expectation that the trucking industry will continue to transition a greater percentage of their fleet vehicles to run on natural gas;

•	our belief that there is significant and immediate opportunity for us in the CNG vehicle market;

•	our belief that two passenger CNG vehicle platforms we are working on with OEMs will be commercially available beginning in 2014 for one program and 2015 for the other program;

•	our belief that we will be able to sell the remaining assets of Schneider Power within our expected timeframe, if at all;

•	our belief that we have a competitive advantage over our competitors;

•	our expectation that we will face increased competition in the future as new competitors enter the CNG market and advanced technologies become available;

•	the impact that new accounting pronouncements will have on our financial statements;

•	our expectation that we will recognize non-cash gains or losses on our derivative instruments each reporting period and that the amount of such gains or losses could be material;

•	our expectation that the market price of our common stock will continue to fluctuate significantly; and

•	our expectations regarding future revenue from Schneider Power’s Zephyr wind farm.
Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct. Various risks and other factors, including those identified in this prospectus under the “Risk Factors” section and those included in our other public filings that are incorporated herein by reference, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.
Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

PROSPECTUS SUMMARY
The following summary highlights selected information contained in or incorporated by reference into this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should carefully read the entire prospectus, including the documents incorporated by reference.
About Quantum
In this prospectus, the terms “Quantum,” “Company,” “we,” “us,” and “our” refer to Quantum Fuel Systems Technologies Worldwide, Inc. and its subsidiaries.
We are a leader in the design, development and production of compressed natural gas (CNG) storage tanks and packaged fuel systems and other advanced fuel and propulsion systems for alternative fuel vehicle applications including hydrogen, electric, hybrid electric and plug-in hybrid electric vehicles (PHEV).
We classify our business operations into three reporting segments: Fuel Storage & Vehicle Systems, Renewable Energy and Corporate. The Renewable Energy business segment, consisting entirely of the operations of Schneider Power Inc. (Schneider Power), is now classified as discontinued operations as discussed further below. The Corporate segment consists of general and administrative expenses incurred at the corporate level that are not directly attributable to the Fuel Storage & Vehicle Systems or Renewable Energy business segments. Corporate expenses consist primarily of personnel costs, share-based compensation costs and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.
Fuel Storage & Vehicle Systems Segment
We primarily manufacture and supply CNG storage and fuel systems for a variety of heavy, medium and light-duty trucks and passenger vehicles. We also provide design, engineering development and packaging, production validation and system integration for transportation applications. For hybrid and PHEV vehicle applications, we provide powertrain engineering, electronic control, software strategies and system integration. We also design, engineer and manufacture alternative fuel concept vehicles and hydrogen refueling systems primarily for use in the transportation, aerospace, and defense industries.
Our products and services are designed to offer our customers a clean and cost-effective alternative to gasoline and diesel powered vehicles, which, in turn, enables our customers to benefit from significantly lower fuel prices, contribute to a cleaner environment, meet average fuel economy mandates, and help our country reduce its dependence on foreign oil.
The current market for CNG and other alternative fuel systems is the emerging world market for alternative fuel passenger, commercial, fleet, industrial and military vehicles. We sell our products and services direct to vehicle level original equipment manufacturers (OEM), system integrators for OEM level applications and through aftermarket integrators.
We manufacture one of the industry’s lightest Type IV polymer-lined composite storage tanks for use in CNG applications. Because of the lightweight nature of our storage tanks, less structure for mounting support is required, thereby reducing the overall fuel system weight and increasing available payload. In addition, our large volume tanks maximize onboard storage capacity resulting in greater driving range.  Our Q-Lite® line of natural gas storage tanks, which were introduced in late 2012, are designed to further maximize vehicle range by means of dematerialization and application of next generation materials.
Our CNG storage tanks have been tested for compliance with the U.S. industry standard CSA NGV2 and in some cases to the Canadian CSA B51 Part II standard. Our tanks meet the U.S. Federal Motor Vehicles Safety Standard FMVSS 304. Our tanks are available for sale in the U.S. and Europe, and some tank models are available for sale in Canada.
Our CNG packaged fuel systems are comprised of high pressure tanks and fuel delivery regulation and control systems designed to improve efficiency, enhance power output, and reduce harmful emissions. Our integrated and packaged systems typically incorporate our Q-Lite composite tanks and leverage our expertise in safety-critical structural design, high strength materials and topology optimization to provide intelligent lightweight systems that maximize on-board fuel storage and contribute to superior fuel economy, handling and low emission performance. We offer a variety a packaged fuel systems including one that allows Class 8 trucks to travel up to 500 miles before refueling. In December 2012, we announced the launch of pre-assembled, quality tested and fully-validated CNG storage modules and system assemblies for quick integration onto a variety of vehicle platforms.
The primary market for CNG systems is currently light, medium and heavy-duty trucks. The cost savings offered to fleets by using natural gas as a fuel compared to gasoline or diesel is significant and compelling. We believe that natural gas is the most cost effective fuel available on the market today and we expect the trucking industry to continue to transition a greater percentage of their fleet vehicles to run on natural gas systems due to the current favorable economics of natural gas. We currently supply our CNG storage tanks to integrators for use in light, medium and heavy duty truck applications. As the market continues to adjust to the underlying economic benefits of natural gas, we believe there will be substantial opportunities in the passenger vehicle market.
We also design, develop and manufacture advanced lightweight composite tanks and complete fuel systems for use in hydrogen fuel cell electric vehicle (FCEV) applications. In addition to our hydrogen storage systems, we also manufacture and supply compressed hydrogen refueling systems. While we continue to perform development services for OEMs with respect to hydrogen storage systems, there remains uncertainty as to when FCEVs will be commercialized, in spite of the State of California’s efforts to roll out new hydrogen refueling stations in anticipation of FCEV zero emission vehicles (ZEVs) playing a significant role in reducing California’s greenhouse gas and smog emissions.
In addition to our CNG and hydrogen systems, we design, develop and supply hybrid and PHEV systems, which include complete systems or sub-systems and components and are designed to improve vehicle fuel economy and performance, leverage existing gas station infrastructure, and utilize home-based battery recharging. Our proprietary control systems and software is integrated into base vehicle components such as the engine, generator, motor, inverters, battery system, power converters, and charger to provide customized hybrid drive-train technologies and systems and can be packaged utilizing different designs, technologies and subsystems.
Significant Developments in the Fuel Storage & Vehicle Systems Segment During 2013
Our Fuel Storage & Vehicle Segment made significant strides in growing and expanding our CNG fuel storage and complete fuel systems products and services. We received a number of new orders from new and existing customers during 2013 for our Q-Lite CNG tank storage systems and complete fully-integrated fuel storage assemblies that incorporate our Q-Lite tank storage system. As a result of the growth in the demand for our CNG tanks and integrated fuel systems, we initiated an aggressive expansion of our tank manufacturing capacity in 2013 with the goal of achieving an annualized capacity level of 12,000 units, which we expect to reach during the first quarter of 2014.
We continue to work on the development and integration of a bi-fuel CNG fuel system for the 2015 model year Chevrolet Impala vehicle under a planned production program with General Motors that was initiated in 2012. In February 2013, we entered into an agreement with another automotive OEM for the development of a CNG fuel system for a popular full size passenger vehicle platform. The contractual arrangements provide for us to be the “Manufacturer of Record” under both of these programs for the CNG system related vehicle modifications. Development activities under these programs are expected to continue in 2014 with vehicles expected to be commercially available beginning in the second half of 2014 for the General Motors program and in 2015 for the other OEM program.

In April 2013, we received a significant contract for a CNG fuel system from a new customer for the development of a fully-integrated CNG storage and fuel delivery system for a cost-effective aftermarket conversion kit for medium and heavy-duty diesel fleets to run on natural gas.

Further, we received an initial order for hydrogen refueling dispensers in January 2013 as part of a three-year partnership agreement with Linde LLC, and in June 2013 we completed our development of a turbocharged, inter-cooled and electronically fuel injected gaseous fuel engine for Mahindra and Mahindra, the leading Indian vehicle manufacturer and industrial conglomerate.

We also made significant strides in our tank and fuel systems technology during 2013. During this period, we were granted two patents related to key aspects of CNG fuel storage and fuel systems pressure and flow management for on-board gaseous fuel storage and dematerialization of fuel storage cylinders. Also during this period, we, in a collaborative effort with the Boeing Company and the Pacific National Labs, under sponsorship by the Office of Energy Efficiency and Renewable Energy of the U.S. Department of Energy, demonstrated an alternative new technology leap for lightweight carbon composite CNG and hydrogen fuel tanks that resulted in a 20% reduction in material utilization.
Renewable Energy Segment
Our Renewable Energy segment consists solely of the business operations of our wholly-owned subsidiary, Schneider Power, which we acquired on April 16, 2010. Schneider Power, headquartered in Toronto, Ontario, Canada, is an independent power producer, developer of renewable energy projects and provider of related development services and is a licensed electricity generator and wholesaler. On April 20, 2012, Schneider Power acquired Zephyr Farms Limited, a single purpose entity that owns a 10 megawatt wind farm in Ontario, Canada.
In May 2012, we announced our plans to make strategic assessments of Schneider Power’s renewable energy projects and other non-core assets. In August 2012, we committed to a plan to sell Schneider Power and engaged Ardour Capital Investments, LLC to assist us with evaluating the management buy-out offer and identifying other potential opportunities and strategic alternatives for Schneider Power’s renewable energy portfolio. On May 13, 2013, we completed the sale of Schneider Power’s 1.6 MW Providence Bay wind farm. On May 29, 2013, we announced that we had entered into definitive agreements for the sale of the 10.0 MW Trout Creek development project, which sale will occur in two phases. The closing for the first phase, which resulted in the sale of a majority interest in the Trout Creek wind farm project, occurred on September 18, 2013. The sale of the remaining interest in the Trout Creek wind farm project is expected to be completed within the next 18 to 24 months, subject to the project achieving commercial operation.  We are also actively pursuing the sale of other Schneider Power assets, including the 10.0 MW Zephyr wind farm operating asset.
As a result of these actions and our expectations for a completion of a sale of the business within the next year, we report the historical activities and balances of Schneider Power as discontinued operations held for sale.
Business Strategy
Our strategy is to leverage our natural gas and tier I automotive OEM supplier experience, our proprietary technologies and products and our capabilities in alternative fuel storage and fuel system integration and vehicle level assembly in order to be an industry leader in the innovation, development, production and integration of lightweight CNG storage and fuel systems solutions. Our business strategy includes:

•	Advancing our market position as a leader in lightweight tank technology through improved product branding and enhanced market profile as a “one-stop-shop” for complete CNG fuel system solutions.
•	Developing strategic relationships with natural gas market participants to support the delivery of integrated solutions.
•	Increasing our annual CNG storage tank production capacity through capital investment and improved manufacturing processes.
•	Pursuing existing and new opportunities for our CNG storage and fuel systems solutions in the passenger vehicle and light, medium and heavy duty truck markets.
•	Further developing our existing relationships and creating new relationships with OEMs, fleets and aftermarket providers and other CNG market participants.
•	Focusing our efforts on natural gas vehicle programs with short-term, high-volume commercialization opportunities.
General
The discussion under this “About Quantum” section, and the documents incorporated by reference, include forward-looking statements. We cannot assure you that our expectations and management’s projections will prove to be correct. Various risks and other factors, including those identified in this prospectus supplement under the “Risk Factors” section, and those included in our other public filings that are incorporated herein by reference, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”
Corporate Information
We were incorporated in Delaware in October 2000 as a wholly-owned subsidiary of IMPCO Technologies, Inc., which we refer to as IMPCO. We spun off from IMPCO and became a separate reporting company on July 23, 2002. Our fiscal year ends December 31. Our principal executive offices are located at 25242 Arctic Ocean Drive, Lake Forest, California 92630. Our telephone number at that location is (949) 399-4500. We maintain a web site at www.qtww.com. The contents of our website are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus or relied upon in connection herewith.

We incurred net losses from continuing operations before income taxes of $25,180,878 and $27,857,741 for the fiscal year ended December 31, 2012 and the eight month transition period ended December 31, 2011, and $14,181,414 for the nine months ended September 30, 2013, respectively. Haskell & White LLP, our independent registered public accounting firm, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2012, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern.

THE OFFERING

Securities Offered
This offering involves up to 1,347,713 shares of our common stock issuable upon exercise of warrants. The selling security holders may from time to time offer and sell any or all of the shares under this prospectus; however, the selling security holders are not obligated to sell the shares.

Common stock Outstanding After the Offering (1)	20,225,705
Use of Proceeds
We will not receive any proceeds from the sale by the selling security holders of the shares covered by this prospectus. However, we will receive proceeds from the selling security holders if and when they exercise the warrants for cash. The amount of cash we would receive assuming all of the warrants are exercised for cash would be approximately $5,193,000. All proceeds received by us from the exercise of warrants will be used for the purposes described in the “Use of Proceeds” section of this prospectus.

Risk Factors
An investment in the common stock offered under this prospectus is highly speculative and involves a number of risks. You should carefully consider the information contained in the “Risk Factors” section on page 4 of this prospectus and in the information we incorporate by reference before making your investment decision.

(1)
The number of shares of common stock to be outstanding after this offering is based on 18,877,994 shares of common stock outstanding on January 2, 2014 and assumes that all of the warrants covered by this prospectus are exercised, but excludes as of that date:

•	4,617,187 shares issuable upon the conversion of $11.0 million of principal due under convertible notes at a conversion price of $2.3824 per share;

•	461,711 shares that may be issued in payment of accrued interest on $11.0 million of principal due under convertible notes at a deemed interest payment price of $2.3824 per share;

•	276,145 shares of common stock issuable pursuant to the exercise of outstanding options issued under our stock option plan at a weighted average exercise price of $13.44 per share;

•
9,505,034 shares of common stock issuable pursuant to the exercise of outstanding warrants (excluding the shares of common stock issuable upon exercise of the outstanding warrants covered by this prospectus) at exercise prices ranging from $1.5142 per share to $167.20 per share with a weighted-average exercise price of $12.43 per share;

•	665,274 shares of common stock available for future issuances under our stock option plan; and

•	10,625 issued shares of common stock that are held in treasury.

RISK FACTORS
Investing in our securities is speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, which are incorporated by reference herein, and any updates to those risks or new risks contained in our subsequent Annual Reports on Form 10-K or our Quarterly Reports on Form 10-Q to be filed with the Securities and Exchange Commission, all of which we incorporate by reference herein, which may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission in the future. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of the prospectus.
If any of these risks actually occurs, our business could be materially harmed. These risks and uncertainties are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also materially and adversely affect our business, financial condition, cash flows, prospects and the price of our common stock.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders.
We would receive proceeds of approximately $5,193,000. from the exercise of the warrants held by the selling security holders for the shares of common stock underlying the warrants covered by this prospectus if and when such warrants are exercised for cash. We anticipate that we would use any such proceeds for general working capital purposes.

SELLING SECURITY HOLDERS
Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of common stock offered by this prospectus. We are registering the 1,347,651 shares of common stock that may be issued upon exercise of the warrants in order to permit the selling security holders to offer the shares for resale from time to time. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
The following table sets forth certain information as of January 2, 2014 (unless otherwise noted) concerning, among other things, the number of shares of common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. As of January 2, 2014, we had 18,877,994 shares of common stock issued and outstanding. The second column lists the number of shares of common stock beneficially owned by each selling security holder on that date, assuming the selling security holder fully exercised any warrants held by the selling security holder on that date that are currently exercisable, taking into account any limitations on exercise applicable thereto. The third column lists the common stock being offered by this prospectus by the selling security holders and assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus. The fourth column is based on 20,225,705 shares of common stock outstanding as of January 2, 2014, and assumes all shares underlying the warrants held by the selling security holders have been issued to and sold by the selling security holder as of that date. The fifth column lists the selling security holder’s beneficial ownership percentage immediately following the offering. Unless otherwise noted in a footnote, the information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of their shares of common stock that may be sold under this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders prior to the offering will continue to be beneficially owned after the offering.
Information about the selling security holders may change over time. In particular, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided to us information regarding their beneficial ownership. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Table of Selling Security Holders Holding Shares of Common Stock
The following table lists the selling security holders:

Name of Selling Security Holder		Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned After the Offering (Assuming the Sale of all Shares Offered)	Common Stock Ownership Percentage Following the Offering
Iroquois Master Fund, Ltd.	(2)	868,250	17,444	850,806	4.04%
Rockmore Investment Master Fund Ltd.	(3)	149,065	65,718	83,347	*
Richard Niemiec	(4)	510,261	447,761	62,500	*
Blaine Garst	(5)	154,447	149,253	5,194	*
Christian Kurmann	(6)	89,552	89,552	—
Asian Gateway Ltd.	(7)	28,954	27,397	1,557	*
Paul Datillio	(8)	88,490	80,249	8,241	*
Leon C. Sunstein, Jr., Trustee of the Revocable Deed of Trust of Leon C. Sunstein, Jr. DTD 1/1/96 as amended.	(9)	59,701	59,701	—
Francis Lymburner	(10)	59,701	59,701	—
Civic Capital Fund I, LLC	(11)	33,762	26,165	7,597	*
Santhanam Family Trust U/D/T dated May 23, 1997	(12)	25,684	25,684	—
Charles Cerf	(13)	29,850	29,850	—
Joe N. and Jamie W. Behrendt Revocable Trust	(14)	21,011	15,000	6,011	*
Millennium Trust Company Custodian FBO Francis Lymburner IRA	(15)	20,547	20,547	—
Dionisios Liberatos	(16)	18,482	17,444	1,038	*
William Bumgarner	(17)	17,444	17,444	—
Art Sadin	(18)	14,925	14,925	—
Joseph Manzi	(19)	13,698	13,698	—
Philippe Dumont and Celia Tavares	(20)	10,273	10,273	—
Peter Gould	(21)	4,879	4,361	518	*
The Sarah B. Remley Support Trust	(22)	20,548	20,548	—
Whitebox Multi-Strategy Partners, LP	(23)	140,761	62,291	78,470	*
Whitebox Concentrated Convertible Arbitrage Partners, LP	(24)	53,109	23,503	29,606	*
Whitebox Credit Arbitrage Partners, LP	(25)	24,833	10,990	13,843	*
IAM Mini-Fund 14 Limited	(26)	17,102	7,569	9,533	*
Pandora Select Partners, LP	(27)	50,292	22,256	28,036	*
Whitebox Special Opportunities Fund Series B Partners, LP	(28)	18,956	8,389	10,567	*

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial ownership through the exercise or conversion of any stock option, warrant, preferred stock or other right within 60 days of the date of this prospectus. Notwithstanding the foregoing, the table does not identify a selling security holder as the beneficial owner of shares held by another selling security holder listed in the table. Unless otherwise indicated below, to our knowledge, all selling security holders named in the table have sole voting and investment power with respect to their shares of common stock.

(2)
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Such 868,250 shares of common stock includes 868,250 shares of common stock in the aggregate issuable upon exercise of nine warrants held by IMF.

(3)
Rockmore Capital, LLC (“Rockmore Capital”) serves as the investment manager to Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”) and in such capacity has investment discretion to vote and dispose of these shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital and Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares. The number of shares beneficially owned prior to the offering includes 149,065 shares in the aggregate issuable upon exercise of 10 warrants.

(4)	The number of shares owned beneficially prior to the offering includes 447,761 shares issuable upon exercise of a warrant.

(5)	The number of shares owned beneficially prior to the offering includes 154,447 shares issuable upon exercise of three warrants.

(6)	The number of shares owned beneficially prior to the offering includes 89,552 shares issuable upon exercise of a warrant.

(7)	The number of shares owned beneficially prior to the offering includes 28,954 shares issuable upon exercise of three warrants.

(8)	The number of shares owned beneficially prior to the offering includes 88,490 shares issuable upon exercise of five warrants.

(9)	The number of shares owned beneficially prior to the offering includes 59,701 shares issuable upon exercise of a warrant.

(10)	The number of shares owned beneficially prior to the offering includes 59,701 shares issuable upon exercise of a warrant.

(11)	The number of shares owned beneficially prior to the offering includes 28,762 shares issuable upon exercise of three warrants.

(12)	The number of shares owned beneficially prior to the offering includes 25,684 shares issuable upon exercise of a warrant.

(13)	The number of shares owned beneficially prior to the offering includes 29,850 shares issuable upon exercise of a warrant. This information is based upon the Company’s internal records.

(14)	The number of shares owned beneficially prior to the offering includes 16,038 shares issuable upon exercise of two warrants.

(15)	The number of shares owned beneficially prior to the offering includes 20,547 shares issuable upon exercise of a warrant.

(16)	The number of shares owned beneficially prior to the offering includes 18,482 shares issuable upon exercise of three warrants.

(17)	The number of shares owned beneficially prior to the offering includes 17,444 shares issuable upon exercise of a warrant.

(18)	The number of shares owned beneficially prior to the offering includes 14,925 shares issuable upon exercise of a warrant. This information is based upon the Company’s internal records.

(19)	The number of shares owned beneficially prior to the offering includes 13,698 shares issuable upon exercise of a warrant.

(20)	The number of shares owned beneficially prior to the offering includes 10,273 shares issuable upon exercise of a warrant.

(21)	The number of shares owned beneficially prior to the offering includes 4,879 shares issuable upon exercise of three warrants.

(22)	The number of shares owned beneficially prior to the offering includes 20,548 shares issuable upon exercise of a warrant.

(23)
The number of shares owned beneficially prior to the offering includes 140,761 shares issuable upon exercise of five warrants. Andrew J. Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Multi-Strategy Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Multi-Strategy Partners, LP.  Andrew J. Redleaf disclaims beneficial ownership of these shares.

(24)
The number of shares owned beneficially prior to the offering includes 53,109 shares issuable upon exercise of five warrants. Andrew J. Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Concentrated Convertible Arbitrage Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Concentrated Convertible Arbitrage Partners, LP.  Andrew J. Redleaf disclaims beneficial ownership of these shares.

(25)
The number of shares owned beneficially prior to the offering includes 24,833 shares issuable upon exercise of five warrants. Andrew J. Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Credit Arbitrage Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Credit Arbitrage Partners, LP.  Andrew J. Redleaf disclaims beneficial ownership of these shares.

(26)
The number of shares owned beneficially prior to the offering includes 17,102 shares issuable upon exercise of five warrants. Andrew J. Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of IAM Mini-Fund 14 Limited, has sole voting control and investment discretion over the securities held by IAM Mini-Fund 14 Limited.  Andrew J. Redleaf disclaims beneficial ownership of these shares.

(27)
The number of shares owned beneficially prior to the offering includes 50,292 shares issuable upon exercise of five warrants. Andrew J. Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Pandora Select Partners, LP, has sole voting control and investment discretion over the securities held by Pandora Select Partners, LP.  Andrew J. Redleaf disclaims beneficial ownership of these shares.

(28)
The number of shares owned beneficially prior to the offering includes 18,956 shares issuable upon exercise of five warrants. Andrew J. Redleaf, in his capacity as the managing member of Whitebox Advisors, LLC, the general partner of Whitebox Special Opportunities Fund Series B Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Special Opportunities Fund Series B Partners, LP.  Andrew J. Redleaf disclaims beneficial ownership of these shares.

*	Percentage ownership is less than 1%.
This prospectus may be used only by the selling security holders identified above to sell the shares of common stock opposite each respective selling security holder’s name in the column entitled “Number of Shares of Common Stock Offered.” This prospectus may not be used by any selling security holder not named in this prospectus, including transferees, pledgees or donees of the selling security holders named above, prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the common stock by any unnamed security holder or future transferees, pledgees or donees from such unnamed security holders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling security holder. Additional information for the named security holders and the information for transferees, pledgees or donees of the named security holders will be provided by supplements to this prospectus, absent circumstances indicating the change is not material. The supplement or amendment will also disclose whether any security holder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment, if such information has not been previously disclosed.

PLAN OF DISTRIBUTION
We are registering the shares of common stock to permit the resale of the shares by the selling security holders, from time to time after the date of this prospectus. We will not receive any proceeds from the sale by the selling security holders of the shares of common stock. However, we will receive proceeds from the selling security holders if and when they exercise the warrants for cash. The amount of cash we would receive assuming all of the warrants are exercised for cash would be approximately $5,193,000.
The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, directly or through one or more underwriters, broker-dealers or agents. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	sales “at the market” or through a market maker or into an existing trading market, on a exchange or otherwise for such shares;

•	sales in other ways not involving market makers or established trading markets;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through put or call transactions relating to the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.
 The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
To the extent required by the Securities Act of 1933, as amended, or the rules and regulations thereunder, the selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling security holder for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.
The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.
We are required to pay all fees and expenses incident to the registration of the shares of common stock; however, each selling security holder will pay all underwriting discounts, concessions, commission and similar selling expenses, if any, and any related legal expenses incurred by it. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to any applicable prospectus delivery requirements of the Securities Act, as amended.
In order to comply with the securities laws of certain states, sales of securities offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of securities offered hereby must also be made by the selling stockholders in compliance with other applicable state securities laws and regulations.
Each selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the securities by the selling security holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
There can be no assurance that any selling security holder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are available to the public over the Internet at the Securities and Exchange Commission’s web site at www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Also, using our website, www.qtww.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and any amendments to those reports, free of charge. Information on our website is not incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus certain information we file with the Securities and Exchange Commission, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be an integral part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering (excluding, unless otherwise provided herein or therein, information furnished pursuant to Item 2.02 and Item 7.01 of any Current Report on Form 8-K):

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2013;

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the Securities and Exchange Commission on May 15, 2013, August 14, 2013, and November 14, 2013, respectively;

•
our Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 22, 2013, September 18, 2013, August 19, 2013, August 6, 2013, July 31, 2013, July 29, 2013, July 19, 2013, July 11, 2013, June 28, 2013, June 5, 2013, May 31, 2013, May 24, 2013, May 16, 2013, May 1, 2013, March 26, 2013, March 25, 2013, and January 25, 2013;

•
the description of our common stock contained in our Form 10-12G/A filed with the Securities and Exchange Commission on July 11, 2002, including any amendment or report filed for the purpose of updating that description; and

•
all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and before we stop offering the securities covered by this prospectus supplement and the accompanying base prospectus.

Notwithstanding the foregoing, information and documents that we elect to furnish, but not file, or have furnished, but not filed, with the Securities and Exchange Commission in accordance with its rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.
Upon written or oral request, at no cost we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Inquiries should be directed to:
25242 Arctic Ocean Drive
Lake Forest, California 92630
Attn: Chief Financial Officer
(949) 399-4500

In addition, you may access these filings on our Web site at www.qtww.com.

LEGAL MATTERS
The validity of the shares of common stock offered hereby has been passed upon for us by Kenneth R. Lombardo, General Counsel and Corporate Secretary, of the Company.

EXPERTS
Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2012, and the eight month transition period ended December 31, 2011 and the financial statement schedule for the year ended December 31, 2012 and the eight month transition period ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and incorporated by reference herein, and their related audit report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have incorporated by reference herein our consolidated financial statements and schedule in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated statements of operations, equity, and cash flows and the financial statement schedule for the year ended April 30, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and incorporated by reference herein, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have incorporated by reference herein our consolidated statements of operations, equity, and cash flows and the financial statement schedule for the year ended April 30, 2011 in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our amended and restated certificate of incorporation provides that no director shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived any improper personal benefit or to the extent indemnification is not permitted under the Delaware General Corporation Law.
Our amended and restated certificate of incorporation also provides that we shall indemnify any person against all expense, liability and loss reasonably incurred by reason of the fact that he or she is or was a director or officer, or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification includes the right to have our company pay the expenses incurred in defending any such proceeding in advance of its final disposition.
The rights accruing to any person under our amended and restated bylaws and our amended and restated certificate of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or pay expenses to such person in any proper case, even though not specifically provided for by our amended and restated bylaws and our amended and restated certificate of incorporation.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The following statement sets forth the estimated amounts of expense to be borne by us in connection with the sale and distribution of the securities being offering hereby (except any underwriting commissions and discounts):

Securities and Exchange Commission Registration Fee	$1,347.05
Accounting Fees and Expenses	$25,000.00
Legal Fees and Expenses	$5,000.00
Total Expenses	$31,347.05

Item 15.	Indemnification of Directors and Officers
Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation also provides for mandatory indemnification of our directors and executive officers, and permissive indemnification of our employees and agents, to the fullest extent permissible under Delaware law.
Our amended and restated certificate of incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
We have entered into agreements with each of our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which each may be made a party by reason of the fact that each is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.
We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under some circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits
(a) The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on January 10, 2014.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (Registrant)

By:	/s/ W. Brian Olson
W. Brian Olson, President, Chief Executive Officer (Principal Executive Officer) and Director
Power of Attorney
Each director and officer of the Registrant whose signature appears below hereby appoints W. Brian Olson and Bradley J. Timon, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the Registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ W. Brian Olson W. Brian Olson	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2014

/s/ Bradley J. Timon Bradley J. Timon	Chief Financial Officer and Treasurer (Principal Financial Officer)	January 10, 2014

/s/ Jonathan Lundy Jonathan Lundy	Chairman of the Board	January 10, 2014

/s/ Brian A. Runkel Brian A. Runkel	Director	January 10, 2014

/s/ G. Scott Samuelsen G. Scott Samuelsen	Director	January 10, 2014

/s/ Carl E. Sheffer Carl E. Sheffer	Director	January 10, 2014

/s/ Paul E. Grutzner Paul E. Grutzner	Director	January 10, 2014

/s/ Timothy A. McGaw Timothy A. McGaw	Director	January 10, 2014

Item 16.	Exhibits and Financial Statement Schedules.

(a)	EXHIBIT INDEX
The following exhibits are filed with this Registration Statement:

3.1
Amended and Restated Certificate of Incorporation of the Registrant, dated March 3, 2005, together with all amendments thereto (incorporated herein by reference to Exhibit 3.1 of the Registrant's Transition Report on Form 10-K/T filed with the SEC on March 28, 2012).

3.1.1
Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated July 26, 2013 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the SEC on July 31, 2013).

3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Transition Report on Form 10-K/T filed with the SEC on March 28, 2012).
4.1
Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 (File No. 000-49629), which was filed with the Securities and Exchange Commission on February 13, 2002).

4.2
Form of Warrant issued on June 22, 2012 and June 28, 2012 (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2012).

4.3
Form of Warrant issued on July 25, 2012 (incorporated herein by reference to Exhibits 10.3 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2012).

4.4
Form of Warrant issued on November 2, 2011 (incorporated herein by reference to Exhibits 10.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2011).

4.5
Form of “A” Warrant issued on October 27, 2006 (incorporated herein by reference to Exhibit 4.1.2 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2006).

5.1*	Opinion of Kenneth R. Lombardo, General Counsel of the Registrant.
23.1*	Consent of Haskell & White LLP
23.2*	Consent of Ernst & Young, LLP
23.3	Consent of Kenneth R. Lombardo (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page of this registration statement)

*	- Filed herewith